Exhibit 10(aa)

$	Date of Grant:
DEFERRED PAYMENT CASH AWARD
ANNUAL VESTING
DENBURY RESOURCES INC.
     This grant of a deferred payment cash award (the “Award”) is hereby made by Denbury Resources Inc. (the “Company”) to ___(the “Employee”) on ___(“Date of Grant”). Defined terms used herein which are capitalized but not defined in this Award shall have the meaning assigned to them under the 2004 Omnibus Stock and Incentive Plan for Denbury Resources Inc.
1. Amount of Award. This Award is in the amount of $___.
2. Vesting of Award. This award will “Vest” and become non-forfeitable with respect to a specified percentage of the Award on the dates set forth in (a) through (d) below, and will become 100% Vested on occurrence (if any) of the earliest of the dates set forth in (e) and (f) below:
(a)	25% of the Award on the date of the 1st Anniversary of the Date of Grant;

(b)	25% of the Award on the date of the 2nd Anniversary of the Date of Grant;

(c)	25% of the Award on the date of the 3rd Anniversary of the Date of Grant;

(d)	25% of the Award on the date of the 4th Anniversary of the Date of Grant;

(e)	100% of the Award which have not previously Vested, on the date of Holder’s death or Disability; and

(f)	100% of the Award which have not previously Vested, on the date of a Change in Control.
     Vesting of this Award shall not be accelerated upon Holder’s retirement as an employee of the Company and, without limitation, neither the acceleration of vesting, if any, which is a general policy in the Company’s Employee Handbook, or the acceleration of vesting under a provision of the Plan, shall apply to this Award.
3. Payment of Award. The specified percentage of the Award, net of withholding, will be paid to the Employee in a single lump sum cash payment within a reasonable period of time after the corresponding Vesting Date. The Employee shall have no right to payment of the specified percentage of the Award prior to its corresponding Vesting Date, and funds for payment of the Award have not been segregated, and will not be segregated, from the Company’s assets, and this Award is solely a general unsecured obligation of the Company to pay the specified percentage of such Award within a reasonable period of time following the corresponding Vesting Date. This Award will not accrue any interest nor will its dollar value appreciate.
4. Termination of Award. If the Employee Separates prior to the date on which the entire Award is Vested, this Award expires and, other than Employee’s right to payment of that percentage of the Award that has become Vested on or prior to the date of Separation, the Employee’s right to receive a payment hereunder is permanently forfeited on such date of Separation.
5. Withholding. On each Vesting Date (or if not practical then on a date thereafter which is on or prior to payment of the Award), the minimum amount of Federal and state income and employment taxes required to withheld by the Company shall be deducted from the specified percentage of such Award that becomes Vested, and only the remainder of the specified percentage of such Award paid to the Employee. The Employee, in his or her sole discretion, may direct the Company to withhold from the Award any amount in excess of the minimum withholding, by notifying the Human Resource Department prior to payment of the Award and completing the appropriate withholding forms.
6. No Transfers Permitted. The rights under this Award are not transferable by the Employee otherwise than by will or the laws of descent and distribution, and so long as Employee lives, only Employee or his or her guardian or legal representative shall have any rights under this Award. In the event of Employee’s Separation by reason of death, or Employee’s death after the Vesting Date but before actual payment has been made, the Award will be paid to the Employee’s Beneficiary within 30 days.
7. No Right To Continued Employment. This Award shall not confer upon the Employee any right with respect to continuation of employment by the Company, nor any right to provide services to the Company, nor shall it interfere in any way with Employee’s right to terminate employment, nor the Company’s right to terminate Employee’s employment, at any time.
8. Committee Authority. The Award shall be administered by the Committee, which shall adopt rules and regulations for carrying out the purposes of the Award and, without limitation, may delegate all of what, in its sole discretion, it determines to be ministerial duties to the Administrator; provided, further, that the determinations under, and the interpretations of, any provision of the Award by the Committee shall, in all cases, be in its sole discretion, and shall be final and conclusive.
9. Law Governing. WITHOUT LIMITATION, THIS AWARD SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF DELAWARE.
10. Binding Effect. This Award shall inure to the benefit of and be binding upon the heirs, executors, administrators, successors and assigns of the parties hereto. No amendment of the Award may be made except with the written agreement of both the

Company and the Employee.
     Dated as of this                      day of                    , 200                    .

DENBURY RESOURCES INC.

Per:

Gareth Roberts, President & CEO

Per:

Phil Rykhoek, Sr. Vice President & CFO
Acknowledgment
     The undersigned hereby acknowledges (i) my receipt of this Award, (ii) my opportunity to review the Award, (iii) my opportunity to discuss this Award with a representative of the Company, and my personal advisors, to the extent I deem necessary or appropriate, (iv) my understanding of the terms and provisions of the Award, and (v) my understanding that, by my signature below, I am agreeing to be bound by all of the terms and provisions of this Award.
     Without limitation, I agree to accept as binding, conclusive and final all decisions or interpretations (including, without limitation, all interpretations of the meaning of provisions of the Award) of the Administrator upon any questions arising under this Award.
     Dated as of this                      day of                     , 200                    .

Employee Name